EXHIBIT 99.1

               Montpelier Re Approves Share Repurchase

    HAMILTON, Bermuda--(BUSINESS WIRE)--Aug. 4, 2004--Montpelier Re Holdings Ltd. (NYSE:MRH) today announced that the Company has agreed to repurchase 625,000 of its common shares from Gilbert Global Equity Partners, L.P., an initial investor at the formation of the Company, and related Gilbert Global Equity Partners entities at a price of US$35.00 per common share, representing a 1.2% discount to the last reported closing price for our common shares on August 3, 2004. The total purchase price of $21.9 million will be funded from existing cash on hand.
    The Company's Chairman, President and CEO, Anthony Taylor remarked: "This transaction marks our second repurchase of shares from initial investors since the share buyback program was announced in May. We will continue to look for opportunities to selectively repurchase shares as part of our commitment to capital discipline and to delivering superior returns to our shareholders."
    Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A" (Excellent) by A.M. Best Company, "A-" (Strong) by Standard & Poor's and "A3" (Good) by Moody's Investors Service.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. The Company's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

    CONTACT: Montpelier Re Holdings Ltd.
             Keil Gunther, 441-297-9570